SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    Form 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                         Securities Exchange Act of 1934

Date of Report                                                     July 31, 2001

                        Commission file number 333-50982
                      Highland Holdings International, Inc.
             (Exact name of Registrant as specified in its charter)

       Delaware                                                98-0179679
(State of Incorporation)                                (IRS Identification No.)

                               480 Route 9, North
                              Englishtown, NJ 07726
                                 ((732) 617-2855
         (Registrant's address, including zip code and telephone number)

Items 1 and 2.  Change of Control and Acquisition

     (a) Transaction

     Effective July 16, 2001, Highland Holdings International, Inc. ("Highland"), acquired approximately 70% of the outstanding common stock of E Street Access, Inc., a privately-held New Jersey corporation ("E Street"), pursuant to (i) an offer by Highland to exchange its equity securities for all outstanding common stock and warrants of E-Street Access, Inc., a New Jersey corporation (the "Exchange"), and (ii) a Plan and Agreement of Reorganization, dated June 29, 2001, among Highland, E Street Access, Inc. ("E Street") and holders of approximately 70% of E Street's outstanding common stock, as amended by a First Amendment thereto (together, the "Agreement"). The transactions contemplated by the Exchange and the Agreement are intended to be a tax-free exchange pursuant to Section 368 of the Internal Revenue Code of 1986.

     Pursuant to the Agreement and the Exchange, on July 16, 2001, Highland issued 2,646,533 shares of its Series A Voting Convertible Preferred Stock ( the "Preferred Stock") (convertible into 13,232,655 shares of common stock) and 5,800,669 shares of its common stock, in exchange for an aggregate of 19,033,334 shares of E Street common stock, with the result that E Street has become a subsidiary of the Issuer. Highland had intended to issue one share of its common stock for each share of common stock of E Street tendered in the Exchange, but since Highland did not have the required number of authorized shares of common stock to complete the Exchange on this basis, it agreed to issue one share of Preferred Stock to certain E Street shareholders for five shares of E Street common stock. Upon approval by Highland's shareholders of an increase in the number of shares of common stock which Highland is authorized to issue, the Preferred Stock will be automatically converted into shares of Highland's common stock If, at July 16, 2001, the Preferred Stock was converted into common stock, an aggregate of 20,305,660 shares of common stock of Highland would have been outstanding.

     Outstanding warrants to acquire 43,371 shares of E Street common stock, at an exercise price of $ 1.00 per share, will be convertible into warrants to purchase the same number of shares of Highland's common stock on the same terms and conditions pursuant to the Exchange.

     The Exchange of one share of common stock of Highland for each share of common stock of E Street will continue on a rolling basis to E Street's remaining shareholders. If all remaining shares of E Street common stock are exchanged for shares of Highland, an additional 8,286,750 shares of Highland's common stock will be issued in the Exchange, and the total number of such shares then outstanding will be 28,594,210, and former E Street shareholders would own approximately 95% of Highland's outstanding common stock. Management of E Street expects that most, if not all, of the remaining E Street shareholders will accept the offer to exchange their shares for shares of Highland when made.

(b) Participation of E Street Principals

     The E Street shareholders who participated in the Exchange on July 16, 2001 included the officers and directors of E Street, John Derrico, Warren B. Minton and Joseph Schultz, who became beneficial owners of approximately 22%, 25% and 25%, respectively, of Highland's outstanding common stock.

     As part of the Agreement, Highland agreed to nominate Messrs. Derrico, Minton and Schultz to serve as members of its Board of Directors, and, together with E Street, entered into employment agreements with each of Messrs. Derrico, Schultz and Minton for terms of three- years commencing July 16, 2001. Under these agreements, Mr. Derrico is serving as President and Chief Executive Officer of Highland and E Street, Mr. Schultz as Managing Director of Highland and Managing Director and Co-Chairman of E Street, and Mr. Minton as Highland's Executive Vice President and Chief Operating Officer and as Co-Chairman and Chief Operating Officer of E Street.

     (c) Description of E Street's Business

     E Street, whose offices are located in Englishtown, New Jersey, is a multifaceted securities and financial solutions company that develops and licenses software for the financial services industry and systems and hardware architecture for use in both Internet and traditional securities services and operations, including NASDAQ market making and investment banking. E Street's subsidiaries are: ESA Securities, Inc., a registered broker-dealer and NASD member firm; Global Tradesoft, Inc., which is developing proprietary software and systems architecture for regulatory reporting; and E Street Venture Partner Group, LLC, a limited liability company which was organized to conduct merchant-banking activities.


Item 5. Other Events

     Highland has changed its principal executive offices to 480 Route 9 North, Englishtown, New Jersey.


Item 7. Financial Statement and Exhibits

     (a)  Financial Statements of Business Acquired*

     (b)  Pro Forma Financial Information*

     (c)  Exhibits

     2.1 Plan and Agreement of Reorganization, dated June 29, 2001, among Highland, E Street and certain shareholders of E Street ( the "Plan").

     2.2  First Amendment to the Plan, dated July 16, 2001.

     4.2  Amended and Restated Certificate of Designations.*

-----------
*  To be filed by amendment.



                                          SIGNATURES


                                          HIGHLAND HOLDINGS INTERNATIONAL, INC.


July 31, 2001                             by:/s/ John Derrico
                                             -----------------------------------
                                             John Derrico
                                             President